SCHEDULE 14A
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SCHEDULE 14A INFORMATION
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NETEGRITY, INC.

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Proxy Talking Points

The following information, which comments on the merits of a matter to be acted on at the 2004 Annual Meeting of Stockholders of Netegrity, Inc., is being distributed to certain officers and employees of Netegrity for their use in making telephone calls to certain stockholders regarding such matter. The plan referenced in such information is the 2004 Stock Incentive Plan.

•	We are reaching out to some of our largest shareholders to discuss a potential proposal that is on the ballot for this year’s annual meeting.

•	As you know, Netegrity delivered excellent results in 2003. We significantly expanded our product portfolio, grew our revenue, returned the company to profitability, and executed a critical acquisition. To continue to deliver and build upon these results, we need your help to ensure that, in the future, the best and brightest individuals will choose Netegrity as their employer.

•	Competition for educated, motivated employees in the software industry has always been a challenge, and now that the economy is picking up, this challenge is intensifying, and we can respond to it one of two ways. Either Netegrity can substantially increase the cash compensation paid to employees, which will have an immediate impact on the bottom line, or we can continue our equity compensation program. Historically, employee stock options have been critical to attracting and motivating the kind of people you need to sustain an industry-leading software company.

•	If Netegrity were to go the route of cash compensation, our salary expense could increase by 5 to 10 percent per year (which amounts to $2 to $4 million per year). This clearly would have an immediate and sizeable EPS impact: $0.05 to $0.10.

•	In our opinion, it makes far more sense to continue what has been a very successful program of creating loyal employee stockholders through the granting of stock options. However, to do this, we need our shareholders to approve the issuance of additional shares. Over the next 12 months, our stock option requirements are expected to be approximately 2.5 to 3 million shares for normal grants to new hires, existing employees, and new high caliber Board members. Today, we only have about 1.1 million shares available for grant so our shortfall for 2004 is expected to be in the range of 1.5 to 2 million.

•	As such, we are requesting the approval of a new equity compensation plan, which includes the issuance of 4 million additional shares.

•	Adding 4 million shares is expected to enable us to meet all currently foreseeable equity compensation needs for 2 to 3 years. With the addition of the 4 million shares, Netegrity’s dilution will increase by 6% (from 19% to 25%) and will remain well below the average of our peer group (33%).

•	Furthermore, SFAS 148, which will require that companies expense stock options, has the potential to significantly alter the equity compensation landscape over the next year. Our existing stock option plans do not give us flexibility vis-à-vis how we can respond to this new accounting mandate.

•	As a significant shareholder of Netegrity, you can be sure that I am strongly motivated to protect shareholders’ interests. My goal is the same as yours – to increase shareholder value. I believe unequivocally that by motivating our employee base, the most critical asset Netegrity possesses, and allowing them to share in the value creation, all of us will benefit greatly in the immediate and long-term. Netegrity will be working aggressively to deliver on its commitments and our drive to create shareholder value will remain stronger than ever. Our long-term health depends upon strong earnings performance. I hope that this call has clarified the importance of the stock option plan. On behalf of the Management Team and the Board of Directors, I thank you in advance for your support of this proposal and for your ongoing commitment to Netegrity.

Additional information:

     To ensure that we had the most accurate and up-to-date information on this issue to present to you, our shareholders, Netegrity engaged Clark Consulting to assess its overall equity dilution and to update competitive stock option grant guidelines. As you may know, Clark is the largest public consulting firm in the area of compensation, benefits and organizational development, which is used by over 4,900 U.S. companies.

     Clark’s analysis clearly depicted that Netegrity’s potential overhang, including the new options that we are seeking, would fall well within the norm of our peer group. It is important to review peer group dilution practices on an annual basis to ascertain market trends. It is very important to point out that Clark used a much more accurate compilation of peers than the broad-brush group used by ISS. One would certainly argue that RSA and Entrust are much more logical comparables for Netegrity than Microsoft and Yahoo!, for example.

     Within the peer group used for Netegrity by Clark were 15 firms that are publicly traded, offer products/services similar to Netegrity, and have generally similar median annual revenue and market capitalization in comparison to Netegrity. Employing the recommended Peer Group allowed Netegrity to make compensation external comparisons in relation to size relevant labor market and industry competitors. A size relevant peer group is important when making compensation comparisons because of the strong correlation between revenue size, market capitalization, and compensation levels, and differences in policy and practice strategies among smaller firms vis-à-vis larger firms.

     Even with the 4 million additional shares, Netegrity’s potential overhang as a percentage of shares outstanding is less than our entire peer group. Companies such as RSA and Entrust have overhangs as high as 47.5 and 45.1%, respectively. The median for the peer group is approximately 33%, well above the overhang that Netegrity would have if the 4 million additional shares are approved.